State of Delaware

Secretary of State

Division of Corporations

Delivered 10:00 AM 09/05/2012

FILED 10:00 AM 09/05/2012

SRV 120999641 – 4263591 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of SRKP 16, Inc., , resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED:  that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “One” so that, as amended, said Article shall be and read as follows:

“1.  The name of the Corporation is:  Arrogene, Inc.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 4th day of September, 2012.

Arrogene, Inc.

f/k/a SRKP 16, Inc.

By:

/s/ Jeff Sperber

Jeff Sperber, CFO